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                                                                      EXHIBIT 11

                        AGCO CORPORATION AND SUBSIDIARIES
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                Year Ended December 31,
                                                                                     ------------------------------------------
                                                                                        1996             1995            1994
                                                                                     ---------         --------        --------
PRIMARY EARNINGS PER SHARE

Weighted average number of common shares outstanding ........................           54,749           45,506          35,206

Shares issued upon assumed exercise of outstanding
   stock options ............................................................              437              620             714
                                                                                     ---------         --------        --------

Weighted average number of common and common
   equivalent shares outstanding ............................................           55,186           46,126          35,920
                                                                                     =========         ========        ========

Income before extraordinary loss ............................................        $ 129,390         $129,142        $115,534

Extraordinary loss (3) ......................................................           (3,503)              --              --
                                                                                     ---------         --------        --------

Net income ..................................................................          125,887          129,142         115,534

Preferred stock dividends ...................................................               --            2,012           5,421
                                                                                     ---------         --------        --------

Net income available for common stockholders \ ..............................        $ 125,887         $127,130        $110,113
                                                                                     =========         ========        ========

Net income per common share:
    Income before extraordinary loss ........................................        $    2.34         $   2.76        $   3.07
    Extraordinary loss (3) ..................................................            (0.06)              --              --
                                                                                     ---------         --------        --------
    Net income ..............................................................        $    2.28         $   2.76        $   3.07
                                                                                     =========         ========        ========

FULLY DILUTED EARNINGS PER SHARE

Weighted average number of common shares outstanding ........................           54,749           45,506          35,206

Shares issued upon assumed conversion of the Cumulative Convertible
Exchangeable Preferred Stock ................................................               --               --          13,224

Shares issued upon assumed conversion of the Convertible
Subordinated Debentures .....................................................            2,224           10,458              --

Shares issued upon assumed exercise of outstanding
   stock options (2) ........................................................              468              720             740
                                                                                     ---------         --------        --------

Weighted average number of common and common
   equivalent shares outstanding ............................................           57,441           56,684          49,170
                                                                                     =========         ========        ========

Income before extraordinary loss ............................................        $ 129,390         $129,142        $115,534

Extraordinary loss (3) ......................................................           (3,503)              --              --
                                                                                     ---------         --------        --------

Net income ..................................................................          125,887          129,142         115,534

Interest expense on Convertible Subordinated Debentures, net of
applicable income taxes .....................................................              529            1,382              --
                                                                                     ---------         --------        --------

Net income available for common stockholders ................................        $ 126,416         $130,524        $115,534
                                                                                     =========         ========        ========

Net income per common share:
    Income before extraordinary loss ........................................        $    2.26         $   2.30        $   2.35
    Extraordinary loss (3) ..................................................            (0.06)              --              --
                                                                                     ---------         --------        --------
    Net income ..............................................................        $    2.20         $   2.30        $   2.35
                                                                                     =========         ========        ========

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(1)      All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. All share data has been restated to reflect all stock splits.

(2) Based on the treasury stock method using the higher of the average or period end market price.

(3) Represents the write-off of unamortized debt costs in March 1996 related to the refinancing of the Company's $550.0 million secured revolving credit facility with a $650.0 million unsecured revolving credit facility.